Exhibit 99.2

[LOGO - ROHN Industries, Inc.]


WORLD HEADQUARTERS

6718 W. Plank Rd.
Peoria, IL 61604 USA
Ph: 309-697-4400
FAX: 309-697-5612

                           FOR IMMEDIATE RELEASE

For Further Information:
Al Dix
Chief Financial Officer
(309) 633-6809
al_dix@rohnnet.com
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                       ROHN ANNOUNCES RESIGNATIONS OF
                MESSRS. LEVINE, LAERI AND LOCKS AS DIRECTORS


PEORIA, IL, NOVEMBER 25, 2002 - ROHN Industries, Inc. (NASDAQ: ROHN), a provider of infrastructure equipment to the telecommunications industry, announced today that Michael E. Levine, Chairman of the Board of Directors of the Company, and John H. Laeri, Jr. and Gene Locks, directors of the Company, resigned as directors effective as of November 23, 2002. Messrs. Levine and Laeri are trustees of the UNR Asbestos-Disease Claims Trust, the Company's majority and controlling stockholder. In communications with the Company, Messrs. Levine and Laeri indicated that they were resigning as directors of the Company because they believe certain transactions being contemplated by the Company create a conflict between their roles as directors of the Company and as trustees of the trust. Alan Schwartz, a member of the Board, was elected as Chairman to replace Mr. Levine. The vacancies on the Board created by the resignations of Messrs. Levine, Laeri and Locks have not been filled.

     ROHN Industries, Inc. is a manufacturer and installer of telecommunications infrastructure equipment for the wireless industry. Its products are used in cellular, PCS, radio and television broadcast markets. The company's products and services include towers, design and construction, poles and antennae mounts. ROHN has ongoing manufacturing locations in Peoria, Illinois and Frankfort, Indiana along with a sales office in Mexico City, Mexico.


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Statements in this press release include "forward-looking statements"
within the meaning of the Securities Exchange Act of 1934, the Private Securities Litigation Reform Act of 1995 and other related laws, and include, but are not limited to, those statements relating to sales and earning expectations, expected demand and other statements of outlook. The actual results and effects could differ materially from those currently anticipated in our forward-looking statements. Factors and risks that could cause such differences include, but are not limited to: wireless and fiber optic communications industry capital spending; the ability of our customers to secure adequate financing; elections by customers to terminate or delay previously placed orders; the effects of competition, particularly on pricing and margins; our implementation of our growth objectives in foreign markets; our indebtedness, which could restrict our operations, making us more vulnerable to adverse economic conditions and making it more difficult for us to implement our business strategy; liquidity problems that confront or may confront us; our failure to enter into an amendment to our Credit Agreement to waive or cure existing defaults thereunder; our inability to obtain bonding required for certain customer contracts or potential contracts; our Commonwealth of Pennsylvania construction project staying on its currently anticipated schedule; and regulatory changes affecting our industry. The cautionary statement contained in Exhibit 99.1 to ROHN's Form 10-K is incorporated herein by reference. Our forward-looking statements are given as of the date of this release and we are not undertaking any duty or obligation to update these statements publicly as a result of new information, future events or otherwise.